Exhibit 4.4

Stock Option Plan

Final 2018

STOCK OPTION PLAN

OF NUTRIEN LTD.

1.	PURPOSE

The purpose of the Plan is to support the Corporation’s compensation philosophy of: attracting, retaining and motivating Eligible Participants; promoting the mid- to long-term interests of the Corporation by providing Eligible Participants with the incentive, through equity-based compensation, to acquire common shares of the Corporation and to earn compensation commensurate with corporate performance; and promoting a greater alignment of interests between Eligible Participants and shareholders of the Corporation.

2.	GENERAL

2.1	Definitions

For purposes of the Plan, capitalized terms have the meanings set out in Schedule A – Definitions, except as otherwise defined.

2.2	Currency

If an amount in any currency is to be converted into a second currency on any date, payments shall be converted into and paid at the rate of exchange available to the Corporation at the date of conversion and calculated in such manner as the Corporation determines, in its discretion.

2.3	Addendum

The following addendum is attached to, forms part of, and is incorporated into the Plan if the Participant is a US Taxpayer (as defined in the Addendum):

Addendum	Title
Addendum A	Special Provisions Applicable to US Taxpayers

2.4	Schedules

The following schedule is attached to, forms part of, and is incorporated into the Plan:

Schedule	Title
Schedule A	Definitions

3.	ADMINISTRATION OF THE PLAN

3.1	Administration

The Plan will be administered by the HR&CC.

3.2	Power of the HR&CC

The HR&CC will have the power and discretion, subject to the specific provisions of the Plan, the Board Governance Framework and the HR&CC Charter, to:

(a)	establish policies, rules and regulations to carry out the purposes, provisions and administration of the Plan and to amend or revoke such policies, rules and regulations;

(b)	identify the Eligible Participants to whom Awards may be granted;

(c)	grant Awards to Eligible Participants on such terms and conditions as it determines including:

(i)	the time or times when Awards may be granted;

(ii)	the number of Awards which may be granted;

(iii)	the Exercise Period;

(iv)	the Exercise Price;

(v)	the time or times when Awards vest and become exercisable;

(vi)	such other terms and conditions to be included in the Option Award Agreement as set out in Section 3.6; and

(vii)	whether any additional restrictions or limitations are to be imposed on Awards and the nature of such restrictions or limitations;

(d)	determine the time when Awards are settled;

(e)	adopt special guidelines or provisions for Persons who are residing in or employed in, or subject to the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions;

(f)	interpret the Plan and determine all questions or disputes arising out of the Plan or any Award; and

(g)	subject to Section 13, make all other determinations or interpretations, and take all such other steps and actions in connection with the proper administration of the Plan as it, in its discretion, may deem necessary or advisable.

Subject to the specific provisions of the Plan, the Board Governance Framework and the HR&CC Charter, the HR&CC’s guidelines, rules, regulations, interpretations and determinations will be final, binding and conclusive upon the Corporation and all other Persons for all purposes.

3.3	Delegation

The administration of the Plan, and any power and discretionary authority of the HR&CC under the Plan, may be delegated by the HR&CC to such officers or employees of the Corporation or Affiliate (as applicable) as the HR&CC determines, subject to the specific provisions of the Plan, the Board Governance Framework and the HR&CC Charter. The HR&CC may employ lawyers, consultants, accountants, agents and other individuals, any of whom may be an officer or employee of the Corporation or Affiliate, and the Corporation, the Board, any committee of the Board (including the HR&CC) and such officers and employees will be entitled to rely upon the advice, opinions or valuations of any such individuals.

3.4	Use of Administrative Agent

The HR&CC may from time to time appoint one or more Persons to act as administrative agent to assist the Corporation with the implementation, administration and management of the Plan and Awards granted under the Plan, to act as trustee for purposes of the Plan and/or to hold the assets that may be issued in respect of Awards granted under the Plan, in accordance with the terms and conditions determined by the HR&CC.

3.5	Limitation of Liability and Indemnification

No member of the Board, any committee of the Board (including the HR&CC) or any officers or employees of the Corporation or Affiliate (as applicable) will be liable for any action or determination taken or made in good faith with respect to the Plan or any Awards granted hereunder and each such individual will be entitled to indemnification by the Corporation with respect to any such action or determination by the Board, committee or such officer or employee.

3.6	Award Agreements

All grants of Awards under the Plan will be evidenced by Award Agreements. Each Award Agreement will be subject to the applicable provisions of the Plan and will contain such provisions as are required by the Plan, applicable law and any other provisions that the HR&CC may determine. Any one director or officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Agreement to each Participant.

4.	COMMON SHARES SUBJECT TO THE PLAN AND INSIDER PARTICIPATION LIMITS

4.1	Common Shares Subject to Options

Subject to adjustment as described in Section 11, the aggregate number of common shares issuable pursuant to Options under the Plan will not exceed the fixed number of shares approved by shareholders of the Corporation from time to time, which as of the Effective Date is 19,750,000 common shares (subject to shareholder approval). At all times, the Corporation will reserve and keep available a sufficient number of common shares to satisfy the requirements of all outstanding Options granted under the Plan and awards under any other Security-Based Compensation Arrangements of the Corporation.

4.2	Common Shares Deducted from the Plan Reserve / Available for Future Grants

Subject to the rules of any stock exchange upon which the common shares are then listed:

(a)	for each Option that terminates, expires or is cancelled or forfeited, each common share subject to such Option will, to the extent of such termination, expiration, cancellation or forfeiture, be returned to the plan reserve and again be available for issuance;

(b)	for each Option that is exercised and settled, each common share subject to such Option will be deducted from the plan reserve.

4.3	Insider Participation Limits

Notwithstanding anything to the contrary contained in the Plan, no Options will be granted to Insiders if such Options, together with any other previously established Security-Based Compensation Arrangements, could result in:

(a)	the number of common shares issuable to Insiders at any time pursuant to Security-Based Compensation Arrangements of the Corporation exceeding 10% of the issued and outstanding common shares; or

(b)	the issuance to Insiders pursuant to Security-Based Compensation Arrangements of the Corporation, within any one-year period, of a number of common shares exceeding 10% of the issued and outstanding common shares.

Any entitlement to acquire common shares granted pursuant to the Plan or other Security-Based Compensation Arrangement prior to the Participant becoming an Insider will be excluded for the purposes of the limits set out in this Section 4.3.

4.4	Fractional Common Shares

No fractional common shares will be issued upon the exercise or settlement of Options in common shares, and the Corporation may determine the manner in which fractional share value will be treated.

5.	OPTIONS

5.1	Grant

Options may be granted to Eligible Participants at such time or times as will be determined by the HR&CC by resolution. The Grant Date of an Option for purposes of the Plan will be the date on which the Option is awarded by the HR&CC, or such later date determined by the HR&CC, subject to applicable law.

5.2	Terms and Conditions of Options

Options will be evidenced by an Option Award Agreement, which will specify such terms and conditions as the HR&CC will determine (subject to the specific provisions of the Plan), including:

(a)	the number of Options to be granted to the Eligible Participant;

(b)	the Exercise Price, which will in no event be less than the Fair Market Value on the Grant Date;

(c)	the scheduled expiry date of the Option, which will not exceed the 10th anniversary of the Grant Date (provided that if no specific determination as to the scheduled expiry date is made by the HR&CC, the scheduled expiry date will be 10th anniversary of the Grant Date); and

(d)	such other terms and conditions as the HR&CC determines, including customary representations, warranties and covenants with respect to securities law matters.

For greater certainty, each Option Award Agreement may contain terms and conditions in addition to those set forth in the Plan that are not inconsistent with the Plan.

5.3	Option Accounts

A separate notional account will be maintained for each Participant with respect to Options (an Option Account) granted to such Participant in accordance with Section 15.3. Options awarded to the Participant from time to time pursuant to Section 5.1 will be credited to the Participant’s Option Account and will vest in accordance with Section 5.4. On the vesting of Options pursuant to Section 5.4 and the corresponding exercise and settlement pursuant to Section 5.5, or on termination, expiration or forfeiture of the Options pursuant to the terms of the Award, the Options credited to the Participant’s Option Account will be cancelled.

5.4	Vesting

Subject to any other provision of the Plan, unless otherwise determined by the HR&CC, or unless otherwise specified in the Participant’s Executive Employment Agreement or Option Award Agreement, each Option will vest as to one-quarter of the number of common shares granted by such Option on each of the first through fourth anniversaries of the Grant Date, subject to continuous employment of the Participant with the Corporation or Affiliate (as applicable) until the vesting date.

5.5	Exercise and Settlement of Options

Only vested Options may be exercised. Options may be exercised by the Participant by delivering to the Corporation a notice of exercise specifying the number of common shares covered by the Options that are being exercised. Payment of the Exercise Price may be made by one or more of the following methods (or any combination thereof):

(a)	in cash, by certified cheque made payable to the Corporation, by wire transfer of immediately available funds or other instrument acceptable to the Corporation;

(b)	if permitted by the Corporation, by a broker-assisted “cashless exercise” arrangement pursuant to which the Participant delivers to the Corporation a copy of irrevocable instructions given by the Participant to a stockbroker to sell the common shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Corporation an amount equal to the Exercise Price and any required withholding taxes against delivery of the common shares subject to such Option to settle the applicable trade; or

(c)	if permitted by the Corporation, by a “net exercise” arrangement pursuant to which the Corporation withholds a number of common shares subject to such Option otherwise deliverable upon the exercise of the Option (or allows the Participant to surrender Options for such number of common shares otherwise deliverable upon the exercise of the Option) in an amount equal to the Exercise Price and any required withholding taxes.

No common shares will be issued until all requirements contained in the Plan, the Option Award Agreement and under applicable law to settle the Options on exercise thereof have been satisfied and completed.

6.	TERMINATION OF EMPLOYMENT

6.1	Treatment of Options Due to Termination of Employment

Unless otherwise determined by the HR&CC (or by the Chair of the HR&CC in circumstances involving individual Participants), or unless otherwise provided in the Participant’s Executive Employment Agreement or Award Agreement, and subject to Section 8, if a Participant’s employment terminates in any of the following circumstances, Options will be treated in the following manner:

Reason for Termination of Employment	Treatment of Options
Death (including while Retired) or Disability	Options credited to the Participant’s Option Account as of the date of death or Disability that are unvested shall automatically vest as of such date, and such vested Options (including by reason of accelerated vesting) must be exercised by the earlier of the scheduled expiry date of the Option and the end of the 12th calendar month following the calendar month of the date of death or Disability, and thereafter such Options automatically terminate and are forfeited.

Retirement

Options credited to the Participant’s Option Account prior to the beginning of the calendar year in which the date of Retirement occurs that are unvested shall continue to vest as if the Participant had continued active employment until, and such Options, to the extent vested (including those that continue to vest post-Retirement), must be exercised by, the earlier of the scheduled expiry date of the Option and the end of the calendar month in which the 5th anniversary of the date of Retirement occurs, and thereafter such Options automatically terminate and are forfeited.

Options credited to the Participant’s Option Account in the calendar year in which the date of Retirement occurs that are unvested will be pro-rated[1] to reflect the actual period between the start of the calendar year in which the date of Retirement occurs and the calendar month of the date of Retirement. Such pro-rated Options shall continue to vest as if the Participant had continued active employment until, and such pro-rated Options, to the extent vested (including those that continue to vest post-Retirement), must be exercised by, the earlier of the scheduled expiry date of the Option and the end of the calendar month in which the 5th anniversary of the date of Retirement occurs, and thereafter such Options automatically terminate and are forfeited.

Resignation without Good Reason

Options credited to the Participant’s Option Account that are unvested as of the Termination Date shall automatically terminate and are forfeited.

Options credited to the Participant’s Option Account that are vested as of the Termination Date must be exercised by the earlier of the scheduled expiry date of the Option and the end of the 3rd calendar month following the calendar month of the Termination Date, and thereafter such Options automatically terminate and are forfeited.

Termination without Cause or Resignation for Good Reason – No Change in Control Involved	Options credited to the Participant’s Option Account as of the Termination Date that are unvested continue to vest as if the Participant had continued active employment until the earlier of the scheduled expiry date of the Option and the Severance Date, and such Options, to the extent vested (including those that continue to vest post-Termination Date), must be exercised by the end of the 3rd calendar month following the calendar month of the Severance Date, and thereafter such Options automatically terminate and are forfeited.

Change in Control	Options credited to the Participant’s Option Account as of (x) the CIC Date (in the circumstances set forth in Section 7.1(a)(i)) or (y) the Termination Date (in the circumstances set forth in Section 7.1(a)(ii)), vested or unvested, shall be treated solely in accordance with Section 7.

Termination with Cause	Options credited to the Participant’s Option Account as of the Termination Date, vested or unvested, automatically terminate and are forfeited.

6.2	No Further Awards or Damages

For greater certainty, on the cessation of the Participant’s employment for any reason, whether on, before or after the Termination Date or any other relevant date referred to in Section 6.1, the Participant will have no further entitlement to grants of Awards, and will not be entitled to any compensatory payments, damages or other amounts arising from or related to Awards that are terminated and/or forfeited in accordance with this Section 6.

[1]	Instruction: Pro-rated = (i) the number of unvested Options credited to the Participant’s Option Account in the calendar year in which the date of Retirement occurs, multiplied by (ii) a fraction, the numerator of which is the number of full calendar months from the start of the calendar year in which the date of Retirement occurs through to the calendar month of the date of Retirement (inclusive) and the denominator of which is 12. All remaining Options automatically terminate and are forfeited.

7.	CHANGE IN CONTROL

7.1	Change in Control – Double Trigger Vesting and Settlement

Unless otherwise determined by the HR&CC, or unless otherwise provided in the Participant’s Executive Employment Agreement or Award Agreement, Awards will be treated in the following manner:

(a)	If a Change in Control occurs and at least one of the 2 additional circumstances described below occurs:

(i)	upon the effective date of the Change in Control (the CIC Date) the surviving corporation (or any affiliate thereof) or the potential successor (or any affiliate thereof) fails to continue or assume the obligations with respect to each Award or fails to provide for the conversion or replacement of each Award with an equivalent award that satisfies the criteria set forth in Section 7.1(b)(i) or 7.1(b)(ii); or

(ii)	if the Awards are continued, assumed, converted or replaced as contemplated in 7.1(a)(i), or if Awards are granted to the Participant during the 2-year period following the CIC Date and, in either case, during the 2-year period following the CIC Date, the Participant is terminated without Cause or the Participant resigns for Good Reason, each unvested Award credited to the Participant’s Option Account as of (x) the CIC Date (in the circumstances set forth in Section 7.1(a)(i)); or (y) the Termination Date (in the circumstances set forth in Section 7.1(a)(ii)) shall automatically vest as of such date.

(b)	For purposes of Section 7.1(a)(i):

(i)	the obligations with respect to each Award will be considered to have been continued or assumed by the surviving corporation (or any affiliate thereof) or the potential successor (or any affiliate thereof) if each of the following conditions are met, which determination will be made by the HR&CC, which determination may be made in advance of the CIC Date and will be final and binding, subject to applicable law:

(A)	the common shares remain publicly held and widely traded on an established stock exchange;

(B)	the terms of the Plan and each Award are not materially and adversely affected without the consent of the Participant; and

(ii)	the obligations with respect to each Award will be considered to have been converted or replaced with an equivalent award by the surviving corporation (or any affiliate thereof) or the potential successor (or any affiliate thereof), if each of the following conditions are met, which determination will be made by the HR&CC, which determination may be made in advance of the CIC Date and will be final and binding, subject to applicable law:

(A)	each Award that is subject to Section 7 of the Income Tax Act (Canada) is converted or replaced with a replacement award in a manner that qualifies under Subsection 7(1.4) of the Income Tax Act (Canada) in the case of a Participant that is a Canadian Taxpayer or that complies with Code Section 409A in the case of a Participant that is a US Taxpayer on all or any portion of the benefit arising in connection with the grant, exercise, settlement and/or other disposition of such award;

(B)	the converted or replaced award preserves the existing value of each underlying Award being replaced, contains provisions for scheduled vesting and treatment on termination of employment (including with respect to the definitions of Cause and Good Reason) that are no less favourable to the Participant than the underlying Award being replaced, and all other terms of the converted award or replacement award (including with respect to the Exercise Price and Exercise Periods (as applicable), but other than the number and type of security represented by the continued Award or replacement award) are substantially similar to the underlying Award being converted or replaced; and

(C)	the security represented by the converted or replaced Award is of a class that is publicly held and widely traded on an established stock exchange.

(c)	If the circumstances set forth in Section 7.1(a)(i) occur, Awards will be treated in the following manner:

(i)	subject to and conditional upon completion of the Change in Control, the Participant will be entitled to receive, as soon as practicable after the CIC Date, for each vested Award (including by reason of accelerated vesting) credited to the Participant’s Option Account as of the CIC Date, either (x) common shares or (y) cash, at the discretion of the Participant, in each case equal to the excess of the Fair Market Value per common share as of the Business Day immediately preceding the CIC Date over the Exercise Price of the Option, and thereafter all Options will automatically terminate and be forfeited with no further act or formality; and

(ii)	if the Change in Control is not completed, the Corporation may revoke any action previously taken under this Section 7.1(c) by written notice to the Participant and Awards will thereafter continue to be allocated to the Participant in accordance with their terms.

(d)	If the circumstances set forth in Section 7.1(a)(ii) occur, each vested Option (including by reason of accelerated vesting) credited to the Participant’s Option Account as of the Termination Date must be exercised by the scheduled expiry date of the Option, and thereafter such Options automatically terminate and are forfeited.

7.2	Change in Control

Notwithstanding Section 7.1, in the event of a Change in Control, the HR&CC will have the right, but not the obligation, and without the consent of any Participant, to permit each Participant, within a specified period of time prior to the completion of the Change in Control as determined by the Corporation, to exercise or settle all of the Participant’s vested Awards (to the extent then vested and exercisable, including by reason of acceleration pursuant to Section 7.1 or by the HR&CC pursuant to Section 7.3), subject to and conditional upon the completion of the Change in Control.

7.3	Discretion to Accelerate Awards

Notwithstanding Section 7.1, in the event of a Change in Control, the HR&CC may accelerate the dates upon which any or all outstanding Awards will vest and be exercisable or settled, without regard to whether such Awards have otherwise vested in accordance with their terms.

7.4	Further Assurances on Change in Control

(a)	The Corporation shall use its best efforts to provide for the reservation and issuance by the surviving corporation (or affiliate thereof) or the potential successor of an appropriate number of common shares, with appropriate adjustments, so as to give effect to any continuance, assumption, conversion or replacement of the Awards under Section 7.1(a)(i) or otherwise to give effect to this Section 7.

(b)	The Participant shall execute such documents and instruments and take such other actions, including exercise of vested Options, as may be required consistent with the foregoing.

7.5	Awards Need Not be Treated Identically

In taking any of the actions contemplated by this Section 7, the HR&CC will not be obligated to treat all Awards held by a Participant, or all Awards in general, identically.

7.6	No Further Awards or Damages

For greater certainty, the Participant shall have no further entitlement to grants of Awards from and after the CIC Date or Termination Date (as applicable) arising from or related to a particular Change in Control, and shall not be entitled to any compensatory payments, damages or other amounts on account of Awards that are terminated and/or forfeited in accordance with this Section 7.

8.	COMMITTEE DISCRETION

Notwithstanding any other provision of the Plan and subject to applicable law, the HR&CC may grant Awards at such times and on such terms and conditions as it may determine including on different vesting conditions than those specifically provided in the Plan, to accelerate the dates upon which any or all outstanding Awards will vest, without regard to whether such Awards are otherwise vested in accordance with their terms, and (subject to Sections 5.2(c), 13.4 and 17(a)) to waive any relevant scheduled expiry dates.

9.	RECOUPMENT

The Participant agrees that his or her Awards may be subject to recoupment or clawback by the Corporation and that he or she is bound by the Recoupment Policy.

10.	NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF AWARDS

An Award granted pursuant to the Plan is personal to the Participant and may not be assigned, transferred, charged, pledged or otherwise alienated, other than to a Participant’s Permitted Assigns or Personal Representatives.

11.	ADJUSTMENTS

11.1	Adjustments

The number and kind of common shares to which an Award pertains and the Exercise Price will be adjusted in the event of a reorganization, recapitalization, stock split or redivision, reduction, combination or consolidation, stock dividend, combination of shares, merger, rights offering or any other change in the corporate structure or shares of the Corporation, in such manner, if any, and at such time, as the HR&CC may determine to be equitable in the circumstances. Failure of the HR&CC to provide for an adjustment will be conclusive evidence that the HR&CC has determined that it is equitable to make no adjustment in the circumstances. If an adjustment results in a fractional share, the fraction will be disregarded.

11.2	No Rights to Additional Securities

If at any time the Corporation grants to its shareholders the right to subscribe for and purchase pro rata additional securities of any other corporation or entity, there will be no adjustments made to the common shares or other securities subject to an Award in consequence thereof and the Awards will remain unaffected.

11.3	Adjustments Cumulative

The adjustments provided for in this Section 11 will be cumulative.

11.4	Deemed Amendments

On the happening of each and every of the foregoing events, the applicable provisions of the Plan will be deemed to be amended accordingly and the HR&CC will take all necessary action so as to make all necessary adjustments in the number and kind of securities subject to any outstanding Award (and the Plan) and the Exercise Price.

12.	PRIORITY OF AGREEMENTS

12.1	Priority of Agreements

In the event of any inconsistency or conflict between the provisions of a Participant’s Award Agreement and the Plan, the provisions of the Plan will prevail with respect to such Participant.

12.2	No Duplication

There shall be no duplication of payments or other entitlements under the Plan, a Participant’s Award Agreement and a Participant’s Executive Employment Agreement.

13.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN AND AWARDS

13.1	Discretion to Amend the Plan and Awards

The HR&CC may amend, suspend or discontinue the Plan or Awards at any time, provided, however, that no such amendment, suspension or discontinuance may materially and adversely affect any outstanding Award granted to a Participant without the consent of the Participant, except to the extent required by applicable law. Without limiting the foregoing, the HR&CC is specifically authorized to amend the terms of the Plan, and the terms of any Awards granted under the Plan, without obtaining shareholder approval, to:

(a)	amend the vesting provisions in circumstances involving the death, disability, retirement or termination of Participants;

(b)	amend the provisions relating to a Change in Control;

(c)	amend the termination provisions, except as otherwise provided in Section 13.2;

(d)	amend the eligibility requirements of Eligible Participants which would have the potential of broadening or increasing Insider participation, except as otherwise provided in Section 13.2(g);

(e)	add any form of financial assistance;

(f)	amend a financial assistance provision which is more favourable to Eligible Participants; and

(g)	make other amendments of a housekeeping nature.

Any amendments under this Section will be subject to all necessary regulatory approvals.

13.2	Amendments Requiring Shareholder Approval

Notwithstanding Section 13.1, no amendments to the Plan or Awards to:

(a)	reduce the Exercise Price, or cancel and reissue any Options or other entitlements so as to in effect reduce the Exercise Price;

(b)	change the manner of determining the Exercise Price so that the Exercise Price is less than the Fair Market Value on the Grant Date;

(c)	extend the term of an Option beyond its original expiry date, other than in accordance with Section 14.3;

(d)	increase the fixed maximum number of common shares reserved for issuance under the Plan (including a change from a fixed maximum number of common shares to a fixed maximum percentage of common shares);

(e)	revise the insider participation limits set out in Section 4.3;

(f)	revise Section 10 to permit Awards granted under the Plan to be transferable or assignable other than for estate settlement purposes;

(g)	amend the definition of “Eligible Participant” that may permit the introduction or reintroduction of non-executive directors on a discretionary basis; or

(h)	revise the amending provisions set forth in Section 13.1 or 13.2,

will be made without obtaining approval of the shareholders of the Corporation in accordance with the requirements of any stock exchange upon which the common shares are then listed.

13.3	Amendment, Suspension or Discontinuance

No amendment, suspension or discontinuance of the Plan or of any Award may contravene the requirements of any stock exchange upon which the common shares are then listed nor any securities commission or other regulatory body to which the Plan or the Corporation is now or may hereafter be subject to. Termination of the Plan will not affect the ability of the HR&CC to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

13.4	Tax Provisions

Notwithstanding the foregoing, no amendment to the Plan will cause the Plan or any Awards granted to a Canadian Taxpayer hereunder to be made without the consent of such Canadian Taxpayer if the result of such amendment would be to cause any Award to be or become a “salary deferral arrangement” under the Income Tax Act (Canada).

14.	TERM OF AWARD, EXPIRY, FORFEITURE AND TERMINATION OF AWARDS / BLACKOUT PERIODS

14.1	Term of Award

Subject to Section 14.3, in no circumstances will the term of an Award exceed 10 years from the Grant Date.

14.2	Expiry, Forfeiture and Termination of Awards

If for any reason an Award expires without having been exercised or is forfeited or terminated, and subject to any extension thereof in accordance with the Plan, such Award will forthwith expire and be forfeited and will terminate and be of no further force or effect.

14.3	Blackout Periods

Notwithstanding any other provision of the Plan, except as provided in Section 4.4 of the Addendum, if the expiry date or vesting date of an Award is (i) during a Blackout Period, or (ii) within 10 Business Days following the end of a Blackout Period, the expiry date or vesting date (as applicable) will be automatically extended for a period of 10 Business Days following the end of the Blackout Period.

15.	MISCELLANEOUS

15.1	No Rights as a Shareholder

Nothing contained in the Plan nor in any Award granted hereunder will be deemed to give any Person any interest or title in or to any common shares or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever with respect to common shares issuable pursuant to an Award until such Person becomes the holder of record of common shares.

15.2	No Rights to Employment

Nothing contained in the Plan will confer upon any Participant any right with respect to employment or continued employment or the right to serve or continue to serve as a director or a consultant as the case may be, or interfere in any way with the right of the Corporation or Affiliate (as applicable) to terminate such employment or service at any time. Participation in the Plan by an Eligible Participant is voluntary.

15.3	Record Keeping

The Corporation will maintain appropriate registers in which will be recorded all pertinent information with respect to the granting, amendment, exercise, vesting, expiry, forfeiture and termination of Awards. Such registers will include, as appropriate:

(a)	the name and address of each Participant;

(b)	the number of Awards credited to each Participant’s account;

(c)	any and all adjustments made to Awards recorded in each Participant’s account; and

(d)	such other information which the Corporation considers appropriate to record in such registers.

15.4	Payment of Taxes

The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Participant in connection with the Plan or any other plan maintained by the Corporation or Affiliate (as applicable), and neither the Corporation nor Affiliate will have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

15.5	Tax Withholding

The Participant will be required to pay to the Corporation, and the Corporation or Affiliate (as applicable) will have the right and is hereby authorized to withhold, from any cash or other compensation otherwise payable to such Participant under the Plan, any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan, or the issuance of any common shares pursuant to the Plan. In addition, as a condition for the exercise of an Award, the Corporation may require a Participant to deliver to the Corporation or Affiliate all or a portion of the taxes required to be withheld or remitted by the Corporation under the Income Tax Act (Canada), any applicable Canadian provincial taxation statute or US Code Section 409A (as defined in the Addendum), as a result of the exercise and settlement of the Option. The Participant hereby authorizes the Corporation to take action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of all withholdings and taxes provided for herein.

15.6	No Obligation to Fund

No trust will be established or funded with respect to Awards.

15.7	No Representation or Warranty

The Corporation makes no representation or warranty as to the future market value of any common shares issued or issuable pursuant to the Plan.

15.8	Direction to Transfer Agents

Upon receipt of a certificate of an authorized officer of the Corporation directing the issue of common shares issuable under the Plan, the transfer agent of the Corporation is authorized and directed to issue and register the common shares subject to the applicable Award in the name of such Participant or as may be directed in writing by the Participant.

16.	GOVERNING LAW

(a)	Except as otherwise provided herein, the validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Province of Saskatchewan and the federal laws of Canada applicable therein, without giving effect to the principles of conflict of laws in such Province.

(b)	Each party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Saskatchewan with respect to all matters arising out of or relating to this Agreement and all matters, agreements and documents contemplated by this Agreement, except for a Participant who was last employed in the United States by the Corporation or Affiliate (as applicable), in which case each party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the State of Colorado with respect to all matters arising out of or relating to this Agreement and all matters, agreements and documents contemplated by this Agreement.

17.	INTERPRETATION

(a)	It is intended that the Plan and all Awards will not be or become a “salary deferral arrangement” as defined in the Income Tax Act (Canada) in respect of a Participant that is a Canadian Taxpayer. The Plan will be construed, administered, and governed in a manner that effects such intent, and the Corporation will not take any action that would be inconsistent with such intent.

(b)	Any reference to a statute, regulation, rule, instrument or policy statement of any governmental or regulatory authority, to any agreement, or to any code, charter, mandate, framework, guideline, plan, program, policy or practice of the Corporation, will refer to such statute, regulation, rule, instrument, policy statement, agreement, code, guideline, plan, program, policy or practice, as the same may be implemented, amended, supplemented, amended and restated, replaced or re-enacted from time to time.

(c)	Whenever the Board, any committee of the Board (including the HR&CC) or the Corporation is to exercise discretion in the administration of the provisions of the Plan or make any other determination, such determination or discretion means in the sole and absolute discretion of the Board, the committee or the Corporation, subject to the provisions of the Plan.

(d)	Any reference in the Plan to gender includes all genders and words importing the singular include the plural and vice versa.

(e)	In the Plan, any reference to applicable law includes the rules of the Toronto Stock Exchange, the New York Stock Exchange or any other stock exchange upon which the common shares are then listed.

(f)	A period of absence from active employment by a Participant of 5 or more consecutive Business Days that is not a Leave of Absence or that is not in accordance with the vacation policy of the Corporation or Affiliate (as applicable) will not constitute continuous employment by the Participant with the Corporation or Affiliate.

(g)	The headings of the Sections, subsections, clauses, addendums and schedules herein are inserted for convenience of reference only and will not affect the meaning or construction hereof.

18.	REGULATORY APPROVAL

The Plan will be subject to the approval of any relevant regulatory authority whose approval is required. Any Awards granted prior to such approval and acceptance will be conditional upon such approval and acceptance being given and no such Awards may be exercised or will vest unless such approval and acceptance is given.

19.	SUBJECT TO LAW

The obligation of the Corporation and/or Affiliates (as applicable) to make any payments in accordance with the terms of the Plan is subject to compliance with applicable law. As a condition of participating in the Plan, each Participant agrees to comply with all such applicable laws and agrees to furnish to the Corporation or Affiliate, all information and undertakings as may be required to permit compliance with applicable law.

20.	EFFECTIVE DATE OF THE PLAN

The Plan is dated with effect as of the Effective Date.

ADDENDUM A – SPECIAL PROVISIONS APPLICABLE TO US TAXPAYERS

1.	STATEMENT OF PURPOSE

This Addendum sets forth special provisions that apply any Participant who is a US Taxpayer and forms part of the Plan. All capitalized terms, to the extent not otherwise defined herein, will have the meanings set forth in the Plan.

2.	DEFINITIONS

2.1	For the purposes of this Addendum:

Affiliate: in order to qualify as an “Affiliate” under the Plan, the entity must also be treated as a single employer with the Corporation under Sections 414(b) and (c) of the US Code.

Beneficiary means any Person designated by a US Taxpayer by written instrument filed with the HR&CC to receive any amount payable under the Plan in the event of the US Taxpayer’s death or, failing any such effective designation, the US Taxpayer’s surviving spouse; if the US Taxpayer is not married, then the US Taxpayer’s estate.

ERISA means Title I of the Employee Retirement Income Security Act of 1974 and any applicable binding regulatory guidance thereunder.

Fair Market Value with respect to a Non-Qualified Stock Option will be the fair market value determined by the reasonable application of a reasonable valuation method, within the meaning of US Code Section 409A.

US Code means the United States Internal Revenue US Code of 1986 and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

US Code Section 409A means Section 409A of the US Code and the regulations and other guidance promulgated thereunder.

US Code Section 409A Award means an Award that is “nonqualified deferred compensation” within the meaning of US Code Section 409A.

US Taxpayer means a Participant who is a citizen or resident of the United States for purposes of the US Code, or whose Awards under the Plan are subject, or would be subject, absent an exemption, to US Code Section 409A.

3.	ERISA

3.1	General

The Plan is intended to be exempt from the provisions of ERISA as a plan “maintained outside of the U.S. primarily for the benefit of persons substantially all of whom are non-resident aliens” (within the meaning Section 4(b)(4)) of ERISA). If the Plan ever fails to meet that standard, then any US Taxpayer subject to the income tax provisions of the US Code must be part of a “select group of management or highly compensated employees.”

4.	US CODE SECTION 409A

4.1	General

(a)	It is intended that the payments and benefits provided under the Plan will either be exempt from the application of, or comply with, the requirements of US Code Section 409A. The Plan will be construed, administered, and governed in a manner that effects such intent, and the Corporation will not take any action that would be inconsistent with such intent and will make payments in such time and manner as the Corporation determines would minimize or reduce the risk of adverse taxation under US Code Section 409A.

(b)	In the event that the Corporation reasonably determines, after consultation with tax counsel, that any compensation or benefits payable under the Plan may be subject to taxation under US Code Section 409A, the Corporation, after consultation with the US Taxpayer, will have the authority to adopt, prospectively or retroactively, such amendments to the Plan or to take any other actions it determines necessary or appropriate to (i) exempt the compensation and benefits payable under the Plan from US Code Section 409A, or (ii) comply with the requirements of US Code Section 409A. In no event, however, will this Section or any other provisions of the Plan be construed to require the Corporation to provide any gross-up for the tax consequences of any provisions of, or payments under, the Plan and the Corporation will have no responsibility for tax consequences to the US Taxpayer (or his or her Beneficiary) resulting from the terms or operation of the Plan and any and all tax liability and penalties resulting from non-compliance with US Code Section 409A will remain the sole responsibility of the US Taxpayer.

4.2	Separation from Service

All references to “termination of employment” or forms and derivations thereof in connection with the US Taxpayer’s right to receive any payment which is subject to US Code Section 409A will refer solely to events which constitute a “separation from service” (as defined in Treasury Regulation §1.409A-1(h).

Notwithstanding anything to the contrary in the Plan, if any US Code Section 409A Award constitutes a “deferral of compensation” subject to US Code Section 409A, no payment of any amounts or benefits subject to US Code Section 409A upon or following a termination of employment under the Plan shall be made with respect to a US Taxpayer prior to the US Taxpayer’s “separation from service”.

4.3	Separate Payments

Each installment of the payments and benefits provided for in the Plan will be deemed a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

4.4	Delayed Payments

Notwithstanding anything in the Plan to the contrary, if the US Taxpayer is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the US Code) on the Termination Date, in the case of any payment made or benefit provided pursuant to the Plan that is considered to be a “deferral of compensation” subject to US Code Section 409A and which is payable upon the US Taxpayer’s “separation from service” (within the meaning of US Code Section 409A-1(h)) and which otherwise is payable within 6 months of such “separation from service”, the payment date for such payment or benefit will be the date that is the first day of the seventh month after the date of the US Taxpayer’s “separation from service” (determined in accordance with US Code Section 409A). However, notwithstanding anything to the contrary contained in this Section or anywhere else in the Plan, no delay will be required under this Section to the extent that such payments do not constitute a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b)(4) or 1.409A-1(b)(9)(iii).

4.5	Deferred Compensation

Notwithstanding any provision to the contrary, if any reimbursements or in-kind benefits provided by the Corporation pursuant to the Plan would constitute deferred compensation that is subject to and not exempt from US Code Section 409A, such reimbursements or in-kind benefits will be subject to the following rules: (i) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (ii) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the US Taxpayer’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

4.6	“Excess Parachute Payment”

Notwithstanding any provision of the Plan to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the US Code, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the US Code, or any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence will be made at the expense of the Corporation, if requested by US Taxpayer or the Corporation, by the Corporation’s independent accountants or a nationally recognized law firm chosen by the Corporation. The fact that the US Taxpayer’s right to payments or benefits may be reduced by reason of the limitations contained in this Section will not of itself limit or otherwise affect any other rights of the US Taxpayer under the Plan.

5.	STOCK OPTIONS

5.1	Non-Qualified Stock Options

Awards granted under the Plan will not be designated or qualify as “incentive stock options” as defined in Section 422 of the US Code.

5.2	Term of Option

Notwithstanding any provision of the Plan to the contrary, in no circumstances will the term of an Option exceed 10 years from the Grant Date or be exercisable after the expiration of 10 years from the Grant Date.

5.3	Exercise Price

The Exercise Price of an Option will not be less than 100% of the Fair Market Value of the common shares as determined as of the Grant Date.

6.	TAXES

6.1	Payment of Taxes

Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan or any other plan maintained by the Corporation or Affiliate (as applicable) (including any taxes and penalties under US Code Section 409A), and neither the Corporation nor Affiliate will have any obligation to indemnify or otherwise hold such US Taxpayer (or any US Taxpayer ) harmless from any or all of such taxes or penalties.

6.2	Tax Withholding

A US Taxpayer will be required to pay to the Corporation, and the Corporation will have the right and is hereby authorized to withhold, from any cash or other compensation payable under the Plan, or from any other compensation or amounts owing to the US Taxpayer, the amount of any required withholding taxes in respect of amounts paid under the Plan and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such withholding and taxes.

7.	MISCELLANEOUS

7.1	Non-Assignability

Section 10 of the Plan will only be available to US Taxpayers with respect to Awards to the extent permissible under US law.

7.2	Amendments

Any amendments will be made in a manner consistent with the requirements of US Code Section 409A.

7.3	Adjustments

Any adjustments will be made in a manner consistent with the requirements of US Code Section 409A.

7.4	Priority

Except as specifically provided in this Addendum, the provisions of the Plan and the US Taxpayer’s Award Agreement will govern. In the event of any inconsistency or conflict between the provisions of (i) the Plan and/or a US Taxpayer’s Award Agreement, and (ii) this Addendum, the terms of this Addendum will prevail.

SCHEDULE A – DEFINITIONS

Addendum means the addendum attached hereto as Addendum A – Special Provisions Applicable to US Taxpayers and forming part of the Plan.

Affiliate means an “Affiliate” of the Corporation, which is any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Corporation. For the purposes of this definition, control (including, with correlative meanings, the terms controlling, controlled by and under common control with), as used for any Person other than a natural Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

Annual Incentive Program means the Corporation’s annual incentive programs, plans and policies for eligible officers and employees.

Award means an Option.

Award Agreement means an Option Award Agreement.

Benefit Plans means the Corporation’s benefit programs, plans and policies generally available for eligible officers and employees, including savings plans, insurance plans, health care plans, dental plans, short term approved absence plans and long term disability plans.

Blackout Period means an interval of time during which (a) trading in securities of the Corporation is restricted in accordance with the policies of the Corporation; or (b) the Corporation has otherwise determined that one or more Participants may not trade in securities of the Corporation because they may be in possession of undisclosed material information (as defined under applicable securities laws).

Board means the board of directors of the Corporation.

Board Governance Framework means the Corporation’s written Board Governance Framework.

Business Day means any day, other than Saturday, Sunday or any statutory holiday in the Provinces of Alberta and Saskatchewan, Canada.

Canadian Taxpayer means a Participant liable to pay income taxes in Canada as a result of the receipt of an Award or the settlement thereof.

Cause means:

(a)	theft, fraud, dishonesty or material misconduct by the Participant involving the property, business or affairs of the Corporation or the carrying out of the Participant’s duties to the Corporation;

(b)	any material breach or non-observance by the Participant of any term of the Participant’s Executive Employment Agreement;

(c)	any material breach or non-observance by the Participant of any non-competition, non-solicitation or confidentiality covenants between the Participant and the Corporation;

(d)	any material failure by the Participant to comply with the Code of Ethics;

(e)	any material failure by the Participant to comply with any written guideline or policy of the Corporation, or any other obligations to the Corporation;

(f)	any material failure by the Participant to perform the Participant’s duties to the Corporation;

(g)	any intentional effort by the Participant, whether by action or inaction, to trigger termination without Cause under the Participant’s Executive Employment Agreement;

(h)	the breach by the Participant of the Participant’s fiduciary duties owed to the Corporation;

(i)	any willful act, misrepresentation or omission which the Participant knew or should have known, would expose the Corporation to material loss; or

(j)	anything that would constitute cause for the termination of the Participant’s employment or constitute a material breach of the Participant’s obligations to the Corporation, as interpreted under the laws applicable in the jurisdiction in which the Participant is resident;

provided that, in respect of acts or omissions under clause (b), (e) or (f), the Corporation gives written notice to the Participant of the event relied on as Cause and the Participant does not remedy such event within 30 days of such notice being provided.

Change in Control means:

(a)	any Person, including Persons acting jointly or in concert with that first-mentioned Person and any associates or affiliates of any such Person and/or group of Persons (other than the Corporation or any subsidiary), becomes, through a take-over bid or otherwise, the beneficial owner, directly or indirectly, of securities of the Corporation representing 30% or more of the combined total voting power of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation under all circumstances, unless in any particular situation the Board determines in advance of such event that such event will not constitute a Change in Control;

(b)	the sale, transfer or other disposition, in a single transaction or a series of related transactions within any 12-month period (including by way of the liquidation, dissolution, dividend, winding-up or other transaction of the Corporation or any successor or any subsidiary or business unit), of (A) fixed assets of the Corporation having a book value equal to 50% or more of the book value of all of the fixed assets of the Corporation, or (B) fixed assets comprising all or substantially all of a business unit of the Corporation (but only with respect to the executives responsible for such business unit) ; and for purposes hereof, book value shall be based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements of the Corporation;

(c)	any amalgamation, arrangement, merger, reorganization, consolidation or other business combination or any other transaction, in a single transaction or a series of related transactions, unless (A) the total voting power of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation under all circumstances immediately prior to the implementation of such a transaction (or first transaction in a series of related transactions) (the Pre-Transaction Voting Securities) represents at least 50% of the total voting power of the Corporation’s then outstanding voting securities entitled to vote in the election of directors of the Corporation or any surviving or consolidated Person (including any Person which owns the Corporation or all or substantially all of its assets) under all circumstances immediately after the implementation of such a transaction (or last transaction in a series of related transactions) (the Post-Transaction Voting Securities), and (B) the total such voting power among the holders of the Post-Transaction Voting Securities is in substantially the same proportion as the total such voting power among the holders of the Pre-Transaction Voting Securities;

(d)	a change in the composition of the Board, as a result of a contested election of directors, with the result that the individuals who were directors of the Corporation prior to such contested election, together with any new directors of the Corporation whose election is proposed by management and endorsed by a majority of the members of the Board prior to the date of the election, do not constitute a majority of the directors elected in such election; or

(e)	the Board adopts a resolution to the effect that, for purposes of the Plan, a change in control of the Corporation has occurred or is imminent. At the time that the Board considers any major acquisition or divestiture, it also will consider whether the transaction, acquisition or divestiture should be considered a Change in Control for the purposes of this clause.

CIC Date has the meaning ascribed thereto in Section 7.1(a)(i).

Code of Ethics means the Corporation’s written Code of Ethics.

common shares means common shares of the Corporation.

Corporation means Nutrien Ltd., a corporation existing under the laws of Canada.

Disability means:

(a)	if the Participant is based in Canada or elsewhere (other than in the United States), the Participant is eligible to receive long-term disability payments under the benefits policy of the Corporation or Affiliate (as applicable) that is applicable to such Participant; and

(b)	if the Participant is a US Taxpayer (as defined in Addendum A—Special Provisions Applicable to US Taxpayers), the Participant meets one of the following requirements:

(i)	the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering officers or employees of the Corporation or Affiliate; or

(ii)	the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Effective Date means January 1, 2018.

Eligible Participant means any current officer or employee of the Corporation or Affiliate (as applicable) who is eligible to receive Awards under the Plan.

Executive Employment Agreement means any written agreement between the Corporation or Affiliate (as applicable) and a Participant in connection with that Participant’s employment or the termination of such employment, service or engagement.

Exercise Period means the period of time during which an Option granted under the Plan will vest and be exercisable in accordance with the Plan.

Exercise Price means the price at which a common share may be purchased or valued pursuant to the exercise of an Option.

Fair Market Value will, with respect to any particular date, be deemed to be the volume-weighted average trading price per common share on the New York Stock Exchange on the Business Day immediately preceding such date on which the common shares are trading on such exchange; provided, however, that with respect to a US Taxpayer or any other Participant as may be designated by the HR&CC, so long as on the particular date the common shares are “readily tradable” as determined under United States Treasury Regulation Section 1.409A-1(b)(5)(vi)(G), the Fair Market Value for such date will be deemed to be the volume-weighted average trading price per common share on the New York Stock Exchange on the Business Day immediately preceding such date on which the common shares are trading on the New York Stock Exchange, and if on such date the common shares are not “readily tradable” as determined under United States Treasury Regulation Section 1.409A-1(b)(5)(vi)(G), the Fair Market Value will be determined by the reasonable application of a reasonable valuation method in accordance with United States Treasury Regulation Section 1.409A-1(b)(5)(iv)(B). The HR&CC is authorized to adopt another fair market value pricing method in accordance with the rules of the Toronto Stock Exchange provided such method is stated in the Award Agreement and, to the extent applicable, is in compliance with the fair market value pricing rules set forth in United States Treasury Regulation Section 409A.

Good Reason means:

(a)	a substantial diminution in the Participant’s authorities, duties, responsibilities or status (including positions, titles and reporting relationships) with the Corporation that were in effect immediately prior to the date on which the event relied on by the Participant as Good Reason occurs;

(b)	the Corporation requires the Participant to be based at a location in excess of 80 kilometers from the location of the Participant’s principal job location or office immediately prior to the date on which the event relied on by the Participant for Good Reason occurs without the Participant’s consent, except for required business travel to the extent substantially consistent with the Participant’s business obligations immediately prior to the date on which the event relied on by the Participant as Good Reason occurs;

(c)	a reduction in Annual Base Salary that was in effect immediately prior to the date on which the event relied on by the Participant as Good Reason occurs, other than a downward adjustment based on the overall financial performance of the Corporation that affects other similarly-situated employees of the Corporation generally;

(d)	a substantial reduction in the Participant’s target compensation under the Annual Incentive Program or Long-Term Incentive Program that was in effect immediately prior to the date on which the event relied on by the Participant as Good Reason occurs that is not replaced by a different form of compensation with an equivalent value, other than a downward adjustment to the Participant’s target compensation based on the overall financial performance of the Corporation that affects similarly situated employees of the Corporation generally;

(e)	the failure of the Corporation to continue in effect the Participant’s participation in the Annual Incentive Program or Long-Term Incentive Program that is not replaced by a different form of compensation with an equivalent value, at a level substantially similar or superior to and on a basis consistent with the relative levels of participation of other similarly situated employees of the Corporation generally that were in effect during the fiscal year prior to the date on which the event relied on by the Participant as Good Reason occurs;

(f)	the failure of the Corporation to continue in effect the Participant’s participation in the Benefit Plans, Retirement Program or Post-Retirement Benefits Program, at a level substantially similar or superior to and on a basis consistent with the relative levels of participation of other similarly situated employees of the Corporation generally that were in effect during the fiscal year prior to the date on which the event relied on by the Participant as Good Reason occurs, other than the discontinuance of a defined benefit pension plan that is replaced by a defined contribution pension plan effective no earlier than the compensation cycle that next follows the year in which notice of such replacement is given to the Participant;

(g)	the failure to increase Annual Base Salary in a manner consistent (both as to frequency and percentage increase) with practices in effect with respect to similarly situated employees of the Corporation that were in effect during the fiscal year prior to the date on which the event relied on by the Participant as Good Reason occurs;

(h)	the assignment to the Participant of any significant, ongoing duties inconsistent with the Participant’s skills, duties, position, responsibilities or status; or

(i)	any material breach by the Corporation of the Participant’s Executive Employment Agreement;

provided that a termination of employment by the Participant for one of the events set forth in the foregoing provisions of this definition will not constitute Good Reason unless (x) within the 30-day period immediately following the Participant’s knowledge of the occurrence of such event, the Participant has given written notice to the Corporation of the event relied on for such termination; and (y) the Corporation has not remedied such event within 30 days of the receipt of such notice.

Grant Date means, for any Award, the date specified by the HR&CC at the time it grants the Award as the date on which the Award will become effective (which will not be earlier than the date the HR&CC acts to grant the Award) or, if no such date is specified, the date on which the Award is granted.

HR&CC means the Human Resources & Compensation Committee of the Board, or such other committee of the Board designated by the Board to administer the Plan.

HR&CC Charter means the Corporation’s written Human Resources & Compensation Committee Charter.

including and includes shall be interpreted on an inclusive basis and shall be deemed to be followed by the words “without limitation”.

Insider means a “reporting insider” as defined in National Instrument 55-102 – Insider Reporting Requirements and Exemptions.

Leave of Absence means any period of approved absence from active employment of 5 or more consecutive Business Days if approved by the Corporation or Affiliate (as applicable), including maternity, parental, military, educational, sick or short- or long-term disability leaves of absence.

Long-Term Incentive Program means the Corporation’s long-term incentive programs, plans and policies for eligible officers and employees.

Option means a stock option to purchase common shares granted under Section 5.1.

Option Account has the meaning ascribed thereto in Section 5.3.

Option Award Agreement means a written award agreement setting out the terms and conditions relating to an Option and entered into in accordance with Section 5.2.

Participant means an Eligible Participant selected to participate in the Plan in accordance with the Plan, or his or her Personal Representatives or Permitted Assigns, as the context requires.

Permitted Assign means a permitted assign as defined in National Instrument 45-106—Prospectus Exemptions.

Person means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

Personal Representative means:

(a)	in the case of a Participant who, for any reason, is incapable of managing its affairs, the Person entitled by law to act on behalf of such Participant; and

(b)	in the case of a deceased Participant, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so.

Plan means this Stock Option Plan.

Post-Retirement Benefits Program means the Corporation’s non-pension post-retirement benefits programs, plans and policies for retired employees.

Recoupment Policy means the Corporation’s written Recoupment Policy.

Retirement (or similar terms) means, unless otherwise determined by the HR&CC, or unless otherwise provided in the Participant’s Executive Employment Agreement or Award Agreement, the retirement of a Participant from the employment of the Corporation and/or Affiliate (as applicable), at the option of the Participant, at age 55 or older if the Participant has served the Corporation and/or Affiliate for a continuous period of at least 5 years; provided that the HR&CC may determine on an individual basis that a Participant has attained Retirement, notwithstanding the foregoing.

Retirement Program means the Corporation’s registered pension plans and retirement programs, plans and policies for senior executives (including, for greater certainty, any supplemental executive retirement program or supplemental executive retirement plan of the Corporation).

Security-Based Compensation Arrangement has the meaning ascribed in Section 613(b) of the Toronto Stock Exchange Company Manual.

Severance Date means, for purposes of any Termination without Cause or Resignation for Good Reason under Section 6, the date (which will not be longer than 2 years after the Termination Date) that is the end of the binding severance or notice period (whether express, implied, contractual, statutory or at common law and including, for greater certainty, pursuant to the Participant’s Executive Employment Agreement).

Termination Date means the earlier of:

(a)	the last day on which the Participant is actively at work; and

(b)	the date specified as the effective date of a termination in a notice of termination given by the Corporation or Affiliate (as applicable) or notice of resignation given by the Participant to the Corporation or Affiliate, which date, for greater certainty, will not be extended to a later date even if the Participant continues thereafter to receive any compensatory payments or is paid salary or other amounts by virtue of any binding severance or notice period (whether express, implied, contractual, statutory or at common law and including, for greater certainty, pursuant to the Participant’s Executive Employment Agreement).

US Code means the United States Internal Revenue US Code of 1986 and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.